Exhibit 10.45

SECOND AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BETWEEN FOSTER WHEELER ASIA PACIFIC PTE. LTD.

AND

ROBERTO PENNO

WHEREAS, FOSTER WHEELER ASIA PTE. LTD., a Singapore company (“FWAPL”), entered into an Employment Agreement with ROBERTO PENNO (the “Executive”) effective as of June 1, 2009 (the “Contract”), and a First Amendment thereto effective as of January 1, 2011 (the “First Amendment” and the Contract, as amended by the First Amendment, the “Agreement”);

WHEREAS, pursuant to Section 9.8 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of FWAPL and the Executive; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of November 11, 2013 (the “Second Amendment Effective Date”) as follows:

1.	Pursuant to Section 9.5 of the Agreement, FWAPL hereby transfers and assigns Executive’s employment to Foster Wheeler Management Limited (the “Company”), an affiliate of FWAPL, and such transfer and assignment shall not be deemed a termination of employment under the Agreement. For the avoidance of doubt, the Executive’s period of continuous employment under the Agreement started on June 1, 2009 (“the Executive’s period of continuous employment”) and will continue notwithstanding this transfer to the Company. Further, effective with such transfer and assignment, all of FWAPL’s obligations hereunder shall be assumed by and be binding upon, and all of FWAPL’s rights hereunder shall be assigned to, the Company and the defined term “Company” as used herein and in the Agreement shall hereafter be deemed amended to mean Foster Wheeler Management Limited.

Nothing contained herein shall be construed to preclude the transfer and assignment of Executive’s employment to another affiliate of the Company (“Subsequent Affiliate”) at any time during the Term and no such transfer and assignment shall be deemed to be a termination of employment under the Agreement and the Executive’s period of continuous employment will continue notwithstanding any such transfer and assignment; provided, that, effective with any such transfer and assignment, all of FWAPL’s and/or the Company’s obligations hereunder shall be assumed by and be binding upon, and all of FWAPL’s and/or the Company’s rights hereunder shall be assigned to, such Subsequent Affiliate and the defined terms “FWAPL” and “Company” as used herein and in the Agreement shall thereafter be deemed amended to mean such Subsequent Affiliate. Except as otherwise provided above, all of the terms and conditions of the Agreement, including without limitation, Executive’s rights and obligations, shall remain in full force and effect following such transfer(s) and assignment(s) of employment.

2.	Section 1.1 of the Agreement is hereby revised to read in its entirety as follows:

“1.1 Employment, Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company in the capacity of Chief Executive Officer, Engineering and Construction Group and/or such other title and duties as the Company and/or the Chief Executive Officer (the “CEO”) of Foster Wheeler AG (the “Parent”) may assign to the Executive (including service as a director or officer of the Company and/or any Affiliated Company (as defined in Section 4.3.1)); provided, however, that the Executive may participate in civic, charitable, industry and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder.

The Executive shall report to the CEO of the Parent. In no event shall the Executive’s title or service as an officer or director of any Affiliated Company be deemed to create an employment relationship with the Parent or such Affiliated Company. At the request of the CEO at any time or upon receipt of notice of the Executive’s termination of employment for any reason, the Executive agrees to take all appropriate action to resign from any position in which he is an officer or director of the Company or any Affiliated Company and execute any paper work or comply with any procedures to effectuate such resignation. For the avoidance of doubt, the Executive’s resignation as an officer or director of the Company or any Affiliated Company shall not be deemed to provide the Executive with Good Reason (as defined below).”

3.	Section 1.4 of the Agreement is hereby revised to read in its entirety as follows:

“1.4 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Reading, England, subject to travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company and/or Affiliated Companies. Given the nature of the Executive’s duties, the parties expect that he will spend a considerable amount of time travelling on behalf of the Company and Affiliated Companies. The Executive shall keep his primary residence within reasonable daily commute of the Reading, England area throughout the Term.”

4.	Sections 3.1 through and 3.3 of the Agreement are hereby revised to read in their entirety as follows:

“3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees as of the Second Amendment Effective Date to pay to the Executive during the Term a base salary at the initial annual rate of Five Hundred Eighty Thousand United States Dollars (US$580,000) (the “Base Salary”), which shall be converted into, and paid to the Executive in, British Pounds using the exchange rate on the Second Amendment Effective Date. The Base Salary will be subject to review from time to time in accordance with the Company’s policy for the review of senior executive compensation, provided, however, that the Base Salary under this Agreement, including as subsequently adjusted upwards may not be decreased thereafter without the written consent of the Executive, except for across-the-board changes for executives at the Executive’s level. Base Salary reviews are also subject to the approval of the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Foster Wheeler AG (the “Parent”), which shall be exercised in the Committee’s absolute discretion. The Executive’s first Base Salary review will occur during the first quarter of 2015. Unless and except as may be expressly set forth otherwise in this Agreement, all payment of Base Salary and/or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2 Bonus. The Executive shall be eligible to participate, as determined by the Board of the Parent or the Committee in their absolute discretion and in accordance with any relevant policies, applicable law, or exchange listing requirements, in the annual cash incentive bonus program of the Company or an Affiliated Company as in effect from time to time for executives at the Executive’s level (the “Bonus Program”). The Executive shall be eligible for an annual cash incentive bonus as follows:

3.2.1 For January 1 through December 31, 2013: at a target opportunity of sixty percent (60%) of the Executive’s annual base salary during such period (up to a maximum opportunity of one hundred twenty percent (120%) of such annual base salary); and

3.2.2. For January 1, 2014 onwards: at a target opportunity of eighty percent (80%) of Base Salary (up to a maximum opportunity of one hundred sixty percent (160%) of Base Salary).

An annual cash incentive bonus under the Bonus Program shall be based upon the achievement of certain business unit objectives established in advance by the Company, an Affiliated Company, the Board and/or the Committee and/or their designate as necessary or appropriate to comply with relevant policies, applicable law, or exchange listing requirements (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of the then-current Bonus Program of the Company or an Affiliated Company and the Executive shall have no absolute right to an Annual Bonus in any year.

3.3 Equity Awards. The Executive shall be eligible during the Term for annual equity awards, as determined by the Board and/or the Committee as necessary or appropriate to comply with Company policy, applicable law or exchange listing requirements, under the equity or long-term incentive (“LTI”) plan of the Company or an Affiliated Company for senior executives, as in effect from time to time. The LTI plan currently in place is the Foster Wheeler AG Omnibus Incentive Plan (the “Omnibus Plan”). The actual amount of any LTI awards shall be determined by and in accordance with the terms of the then-current LTI award plan or program by the Company, an Affiliated Company, the Board and/or the Committee in their absolute discretion, and the Executive shall have no absolute right to an LTI award in any year.

In addition, on the first open trading window subsequent to the Second Amendment Effective Date on which it is practical to make a grant (“Grant Date”), the Executive will receive the following equity awards (the “Awards”):

3.3.1 A grant of Restricted Stock Units (“RSUs”) which will be payable in registered shares of Foster Wheeler AG (“Shares”) with an economic value as of the Grant Date equal to Five Hundred Thousand United States Dollars (US$500,000). All of such RSUs will be granted on the Grant Date and the RSUs will vest as follows: one-third (1/3) on each of the first (1st), second (2nd), and third (3rd) anniversaries of the Grant Date (or an alternate date selected by the Committee or its designee within the open trading window that includes the Grant Date (the “Vesting Date”)), provided that the Executive is still employed by the Company or an Affiliated Company on such dates.

3.3.2. A grant of Restricted Stock Units with Performance Goals (“PRSUs”) which will be payable in Shares with an economic value as of the Grant Date equal to Five Hundred Thousand United States Dollars (US$500,000). All of such PRSUs will be granted on the Grant Date and shall “cliff” vest on the later of (i) the third (3rd)

anniversary of the Vesting Date or (ii) the date the Committee certifies the applicable Performance Goals were met, provided the Executive is still employed by the Company or an Affiliated Company on such later date. The PRSUs will have Performance Goals measured by comparing December 2013 to December 2016.

The Awards will be issued under and otherwise governed by all provisions of the Omnibus Plan and by separate agreement in the usual form approved by the Committee. In the event of any inconsistency between such separate agreements and the terms of this Agreement, this Agreement shall govern and control. For the avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement. The actual number of RSUs and PRSUs to be granted to the Executive will be calculated using the valuation methodology for valuing equity awards that has been approved and adopted by the Committee.

For the avoidance of doubt, (i) the Awards are in addition to, and not in lieu of, the grants already made to the Executive under the First Amendment and (ii) the Awards shall serve as the 2014 annual equity award for the Executive and no additional annual equity award will be granted to the Executive in 2014.”

5.	Sections 3.4 through 3.7 of the Agreement are hereby renamed and revised to read in their entirety as follows:

“3.4 Company Car Cash Allowance. The Executive is eligible for a Company car cash allowance of Fourteen Thousand and Four Hundred British Pounds (£14,400) per annum payable in monthly installments with the Executive’s Base Salary payments. It will be separate from the Executive’s Base Salary and will be subject to tax and employee National Insurance contributions. It will not constitute pensionable earnings.

Provided that the Executive holds a current driving license, the Executive will be required to use his own car for road network business travel within the United Kingdom (“UK”) unless otherwise authorized by the CEO of the Parent. The Executive must therefore insure his car for business use and ensure that it is well maintained, roadworthy and has a valid MOT certificate as applicable.

Simultaneous with the execution of this Second Amendment, the Company has provided the Executive with a cash allowance information sheet which contains important information about the Company car cash allowance. By signing this Second Amendment, the Executive indicates that he has read and understood this information. Please note that this information does not form part of the Agreement or the Executive’s contract of employment and it will be changed from time to time. Changes may be made without notice.

3.5 Private Healthcare Plan. The Company will bear the reasonable costs of membership in the Cigna International private healthcare plan (or a different private healthcare plan chosen by the Company which provides comparable coverage and benefits) for the Executive’s benefit. Membership to the plan is subject to the terms of the plan and the rules or insurance policy of the plan provider, in each case as may be amended from time to time, and is subject always to the plan provider’s willingness to provide cover. It is a taxable benefit. The Executive may be able to purchase additional cover for any of his eligible dependents.

3.6 Other Benefits. Subject to eligibility, the Executive may be able to participate in certain insurance or other schemes as may be made available to the Executive by the Company or an Affiliated Company from time to time. If the Executive does participate in any such insurance schemes, and whether the particular scheme is contractual or non-contractual, payments will be made to the Executive only insofar as the terms of the applicable Company or Affiliated Company policy provides for cover or, where cover under the scheme is provided by an external organization, where the applicable insurance policy provides for and pays for cover. The Company reserves the right in its sole and absolute discretion to discontinue, vary or amend the benefits provided at any time on reasonable notice to the Executive. Where the Executive has had the benefit of insurance or cover which is based on his level of salary, then the relevant level of salary going forward shall be as specified in this Agreement (as amended) subject to any salary cap applicable under the insurance scheme.

3.7 Housing Allowance. The Executive is eligible for a housing allowance of Twelve Thousand British Pounds (£12,000) per month. The allowance will be paid in accordance with the Company’s normal payroll schedule. It will be separate from the Executive’s Base Salary and will be subject to tax and employee National Insurance contributions. It will not constitute pensionable earnings.

The first payment of the allowance will be paid as soon as practical after the Executive’s relocation to the UK. Payments will then continue for a maximum period of three (3) years. At the discretion of the CEO of the Parent, the first payment may be paid before the Executive relocates to the UK if it is required to secure a property.”

6.	New Sections 3.8 through 3.10 of the Agreement are hereby added to the Agreement to read in their entirety as follows:

“3.8 Schooling. From January 1, 2014 to December 31, 2014, the Executive will be reimbursed the cost of day school fees (tuition, registration and bus costs only) for one school age child. The fees will be reimbursed to the Executive via the expense reporting procedure with documented receipts/bills. Fees covering extra-curricular activities will be at the Executive’s cost.

3.9 Tax Gross-Up. To the extent the housing allowance, schooling benefit and/or relocation costs provided under Section 3.10 of this Agreement results in taxable income to the Executive, the Company shall pay an amount to satisfy the Executive’s related income tax obligation.

3.10 Relocation Assistance. With the support of Foster Wheeler’s global mobility personnel in Reading, the Executive will be provided with the following relocation assistance:

3.10.1 Obtaining the necessary work permits and visas required to live and work in the UK, and reimbursement of any work permit/visa, passport and immigration expenses.

3.10.2 The reasonable cost of any expenses (including penalty costs) related to the termination of leases in Singapore (including primary residence, car, mobile phone, satellite), provided the Executive co-operates with the Company and uses reasonable efforts to avoid and/or limit the expenses incurred in connection with terminating such leases.

3.10.3 The reasonable costs of storing household goods for a maximum period of up to three (3) months.

3.10.4 The reasonable costs of packing and shipping household goods from Singapore to the UK.

3.10.5 Reimbursement for two (2) house hunting trips by the Executive or his spouse of up to four (4) days each.

3.10.6 The reasonable cost for the negotiation and/or leasing fees incurred by the Executive in connection with his primary residence in the UK.”

7.	The definition of “For Cause by the Company” in Section 4.1.1(iii) of the Agreement is hereby amended in its entirety to read as follows:

“(iii) For Cause By the Company: notice of termination for “Cause,” with immediate notice and without compensation to the Executive. As used herein, “Cause” means:

(A) committing a criminal offence (other than road traffic offenses that do not involve homicide) for which a custodial sentence may be imposed;

(B) actual or attempted theft or embezzlement of Company or any Affiliated Company assets;

(C) use of illegal drugs;

(D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company or Affiliated Company, as applicable, has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s or Affiliated Company’s knowledge of the occurrence of the material breach;

(E) commission of an act of moral turpitude that in the judgment of the Parent’s Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company or any Affiliated Company and/or the ability of the Executive to perform the Executive’s duties;

(F) gross negligence or willful misconduct in performance of the Executive’s duties;

(G) breach of fiduciary duty to the Company or any Affiliated Company;

(H) willful refusal to perform the duties of Executive’s titled position; or

(I) a material violation of the Foster Wheeler AG Code of Business Conduct and Ethics.”

8.	Section 4.1.2(iii) of the Agreement is hereby amended in its entirety to read as follows:

“(iii) relocation of the Executive’s principal business location by the Executive’s employer (the Company or an Affiliated Company, as the case may be) of greater than fifty (50) miles, or”

9.	The definition of “Change of Control” in Section 4.3.1(ii) of the Agreement is hereby amended in its entirety to read as follows:

“(ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Parent where such acquisition causes such Person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II), and (III) of subparagraph (C) below; and provided, further, that if any Person’s Beneficial Ownership of the Outstanding Parent Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (I) or (II) above, and such Person subsequently acquires Beneficial Ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Parent Voting Securities;

(B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C) The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”) or, if consummation of such Business Combination is subject to the consent of any government or governmental agency, the later of the obtaining of such consent (either explicitly or implicitly by consummation) or the consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (x) corporation owned, directly or indirectly, by the Beneficial Owner of the Outstanding Parent Voting Securities as described in clause (I) immediately preceding, or (y) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(E) The following terms shall have the meaning set forth in this Section 4.3.1(ii): “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.”

10.	Section 9.1 of the Agreement is hereby revised to read in its entirety as follows:

“9.1 Governing Law and Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of England and Wales and shall be subject to the exclusive jurisdiction of the English courts.”

11.	A new Section 13 titled “Share Ownership Guidelines” shall be inserted in the Agreement and the new Section 13 shall read in its entirety as follows:

“13. Share Ownership Guidelines.

The Executive will be subject during the Term to Share ownership guidelines as per the Parent’s policy.”

12.	Terms that are not specifically defined in this Second Amendment shall have the definition provided in the Agreement.

13.	Other than as expressly set forth in this Second Amendment, the Agreement remains unchanged.

14.	This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement effective as of the Second Amendment Effective Date.

FOSTER WHEELER ASIA PACIFIC PTE. LTD.

By:	/s/ Franco Baseotto
Name:	Franco Baseotto
Title:	Director

FOSTER WHEELER MANAGEMENT LIMITED

By:	/s/ Beth B. Sexton
Name:	Beth B. Sexton
Title:	Executive Vice President, Human Resources, Foster Wheeler AG
On behalf of Foster Wheeler Management Limited

/s/ Roberto Penno
ROBERTO PENNO